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                                                                     EXHIBIT 8.1

                                October 8, 1998

Pacific Retail Trust
8140 Walnut Hill Lane
Dallas, Texas 75231

Regency Realty Corporation
121 West Forsyth Street, Suite 200
Jacksonville, Florida 32202

  Re: Material Federal income tax consequences of the Merger of Pacific
      Retail Trust with and into Regency Realty Corporation

Ladies and Gentlemen:

  In connection with the merger (the "Merger") of Pacific Retail Trust, a Maryland real estate investment trust ("Pacific"), with and into Regency Realty Corporation, a Florida corporation ("Regency"), pursuant to the Agreement and Plan of Merger dated as of September 23, 1998 by and between Regency and Pacific (the "Merger Agreement"), you have requested our opinion that the summaries of Federal income tax consequences set forth in the joint proxy statement and prospectus (the "Proxy Statement and Prospectus") included as part of the registration statement on Form S-4 (the "Registration Statement") under the headings "The Merger--Material Federal Income Tax Consequences--Tax Treatment of PACIFIC RETAIL, REGENCY and United States Holders" and "The Merger--Material Federal Income Tax Consequences--Tax Treatment of Non-U.S. Holders" are accurate in all material respects as to matters of law and legal conclusions.

  Pursuant to the Merger, each common share of beneficial interest, $0.01 par value per share, of Pacific shall be converted into the right to receive 0.48 shares of common stock, $0.01 par value per share, of Regency, each Series A Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, of Pacific shall be converted into the right to receive
0.48 shares of Series 1 Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, of Regency, and each Series B Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, of Pacific shall be converted into the right to receive 0.48 shares of Series 2 Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, of Regency.

  In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto, (ii) the Articles of Amendment Designating the Preferences, Rights and Limitations of Series 1 Preferred Stock, (iii) the Articles of Amendment Designating the Preferences, Rights and Limitations of the Series 2 Preferred Stock, (iv) the description of the transaction as set forth in the Proxy Statement and Prospectus included as part of the Registration Statement and the exhibits thereto, (v) the representations provided by Pacific concerning certain facts underlying and relating to the Merger and its qualification as a

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Pacific Retail Trust
Regency Realty Corporation
October 8, 1998
Page 2

"real estate investment trust", (vi) the representations provided by Regency concerning certain facts underlying and relating to the Merger, (vii) the representations provided by Security Capital Holdings S.A. concerning certain facts underlying and related to the Merger, and (viii) the tax opinion of Foley & Lardner dated the date hereof regarding the status of Regency as a "real estate investment trust".

  Based upon and subject to the foregoing, it is our opinion that the summaries of Federal income tax consequences set forth in the Proxy Statement and Prospectus under the headings "The Merger--Material Federal Income Tax Consequences--Tax Treatment of PACIFIC RETAIL, REGENCY and United States Holders" and "The Merger--Material Federal Income Tax Consequences--Tax Treatment of Non-U.S. Holders" are accurate in all material respects as to matters of law and legal conclusions.

  This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the headings "Summary--Material Federal Income Tax Consequences" and "The Merger--Material Federal Income Tax Consequences" in the Proxy Statement and Prospectus.

                                          Sincerely,

                                          MAYER, BROWN & PLATT

WAL/TCS